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                                  Exhibit (d)1

                          INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT, entered into this 1st day of May, 2003 between Northwestern Mutual Series Fund, Inc., a Maryland corporation ("NMSF"), and Mason Street Advisors, LLC., a Wisconsin limited liability company ("MSA") (MSA being hereinafter referred to as the "Manager").

     WHEREAS, NMSF is a series company as contemplated by the Investment Company Act of 1940 and currently has eighteen series, each of which is represented by a separate class of capital stock, and all of which are subject to this agreement:
T. Rowe Price Small Cap Value Portfolio, International Growth Portfolio, Capital Guardian Domestic Equity Portfolio, Asset Allocation Portfolio, Small Cap Growth Stock Portfolio, Aggressive Growth Stock Portfolio, Franklin Templeton International Equity Portfolio, AllianceBernstein Mid Cap Value Portfolio, Index 400 Stock Portfolio, Janus Capital Appreciation Portfolio, Growth Stock Portfolio, Large Cap Core Stock Portfolio, T. Rowe Price Equity Income Portfolio, Index 500 Stock Portfolio, Balanced Portfolio, High Yield Bond Portfolio, Select Bond Portfolio and Money Market Portfolio (the "Portfolios"); and

     WHEREAS, NMSF and Manager wish to enter into an agreement amending, restating and superseding the existing investment advisory agreements for fifteen of the Portfolios and setting forth the terms on which the Manager will perform certain services for NMSF and all of the Portfolios.

     NOW, THEREFORE, it is mutually agreed as follows:

     1. NMSF hereby employs the Manager to manage the investment and reinvestment of the assets of each Portfolio, to determine the composition of the assets of each Portfolio,

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including the purchase, retention or sale of the securities and cash contained in the Portfolio, subject to the supervision of the Board of Directors of NMSF, for the period and on the terms in this Agreement set forth. The Manager will perform its duties in accordance with the investment objectives and policies of each Portfolio as stated in NMSF's Articles of Incorporation, By-laws and Registration Statement and amendments thereto filed with the Securities and Exchange Commission and in resolutions adopted by NMSF's Board of Directors. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent NMSF in any way or otherwise be deemed an agent of NMSF.

     2. The Manager, at its own expense, shall furnish to each Portfolio office space in the offices of Manager or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the affairs and investments and keeping the books of the Portfolios, and shall arrange, if desired by NMSF, for members of the Manager's organization to serve without salaries from NMSF as officers or agents of NMSF. The Manager assumes and shall pay or reimburse each Portfolio for their share of the compensation (if any) of the directors and officers of NMSF as such, and all expenses not hereinafter specifically assumed by the Portfolios that are incurred by the Manager or by the Portfolio in connection with the management of the investment and reinvestment of the assets of the Portfolios and the administration of the affairs of the Portfolios.

Balanced, Select Bond and Money Market Portfolios
-------------------------------------------------

     Each of the Balanced, Select Bond and Money Market Portfolios assumes and shall pay all interest charges and expenses; broker's commissions and issue and transfer taxes chargeable to the Portfolio in connection with securities transactions to which the Portfolio is a party; all

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taxes payable by the Portfolio to federal, state or other governmental agencies, and any extraordinary or non-recurring expenses incurred in connection with the operation of the Portfolio.

All Portfolios except the Balanced, Select Bond and Money Market Portfolios
---------------------------------------------------------------------------

     Each Portfolio (except the Balanced, Select Bond and Money Market Portfolios) assumes and shall pay charges and expenses of any custodian or depository appointed by the Portfolio for the safekeeping of its cash, securities and other property; charges and expenses of independent auditors; charges and expenses of any transfer agents and registrars appointed by the Portfolio; the cost of stock certificates representing shares of the Portfolio; fees and expenses involved in registering and maintaining registration of the Portfolio and of its shares with the Securities and Exchange Commission (including the preparation and printing of prospectuses for filing with the Commission); all expenses of shareholders' and directors' meetings and of preparing and printing reports to shareholders; charges and expenses of legal counsel in connection with the Portfolio's corporate existence, corporate and financial structure and relations with its shareholders; broker's commissions and issue and transfer taxes, chargeable to the Portfolio in connection with securities transactions to which the Portfolio is a party; and all taxes payable by the Portfolio to federal, state or other governmental agencies, including foreign taxes.

All Portfolios
--------------

     In connection with purchases or sales of portfolio securities for the account of each Portfolio, neither the Manager nor any of its directors, officers or employees will act as a principal or receive any commission as agent.

     The services of the Manager to the Portfolios hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

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     3.   For the services to be rendered and the charges and expenses assumed and to be paid by the Manager as provided in paragraph 2 hereof, each Portfolio shall pay to the Manager compensation at the annual rate of the percentage of the current value of the net assets of the Portfolio as set forth in the Investment Advisory Fee Schedule which is part of this Agreement.

     Such compensation shall be payable monthly. Such compensation shall be calculated on the basis of the aggregate of the averages of all the valuations of the net assets of the Portfolio made as of the close of business on each valuation day during the period for which such compensation is paid.

     Such compensation shall be charged to each Portfolio on each valuation day. The amount of the compensation will be deducted on each valuation day from the value of the Portfolio prior to determining the Portfolio's net asset value for the day and shall be transmitted or credited to the Manager.

     4. The Portfolios shall cooperate with the Manager in the registration or qualification of its shares with the Securities and Exchange Commission. Each Portfolio shall use its best efforts to maintain such registration and qualifications.

     5. NMSF shall cause the books and accounts of each Portfolio to be audited at least once each year by a reputable independent public accountant or organization of public accountants who shall render a report to NMSF.

     6. Subject to the Articles of Incorporation of NMSF and of the Manager respectively, it is understood that directors, officers, employees, agents and stockholders of NMSF are or may be interested in the Manager (or any successor thereof) as directors, officers, employees, agents, or stockholders, or otherwise, that directors, officers, agents and stockholders of the Manager are or may be interested in NMSF as directors officers, employees, agents or

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stockholders or otherwise, and that the Manager (or any successor) is or may be interested in NMSF as a stockholder or otherwise.

     7. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager or its corporate affiliates, the Manager and its corporate affiliates shall not be subject to liability to NMSF for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security. No provision of this Agreement shall be construed to protect the Manager and its corporate affiliates from liability in violation of section 17(i) of the Investment Company Act of 1940.

     8. This Agreement shall continue in effect so long as its continuance is specifically approved at least annually by the vote of a majority of those directors of NMSF who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by either a majority of the Board of Directors of NMSF or a majority of the outstanding voting securities of each Portfolio (as defined in the Investment Company Act of 1940). Shareholder approval shall be effective with respect to any Portfolio vote for the approval, notwithstanding that a majority of the outstanding voting securities of NMSF or of the other Portfolios have not voted for approval.

     This Agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of NMSF or by vote of the majority of the voting securities of any Portfolio, on sixty days' written notice to the Manager. This Agreement may also be terminated by the Manager on ninety days' written notice to NMSF. This Agreement shall immediately terminate in the event of its assignment (as defined in the Investment Company Act of 1940). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

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     9.   Notwithstanding any other provision of this Agreement NMSF hereby authorizes the Manager to employ one or more investment sub-advisers for the purpose of providing investment management services for any or each of the Portfolios pursuant to this Agreement, provided, however, that (1) the compensation to be paid to such investment sub-advisers shall be the sole responsibility of the Manager, (2) the duties and responsibilities of the investment sub-advisers shall be as set forth in sub-advisory agreements including MSA and the investment sub-adviser as parties, (3) such sub-advisory agreements shall be adopted and approved in conformity with the applicable laws and regulations, and (4) such sub-advisory agreements may be terminated at any time by MSA, the Board of Directors of NMSF, or by a majority vote of the relevant Portfolio's outstanding voting securities on not more than 60 days' written notice to the sub-adviser.

     10. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of NMSF shall have been approved, with respect to any Portfolio, by vote of a majority of the outstanding voting securities of the Portfolio (as defined in the Investment Company Act of 1940) as provided in paragraph 8, if such vote is required by the Investment Company Act of 1940.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Attest:                                   NORTHWESTERN MUTUAL SERIES FUND, INC.


/s/ MERRILL C. LUNDBERG                   By /s/ MARK G. DOLL
--------------------------------------       -----------------------------------
Merrill C. Lundberg, Secretary               Mark G. Doll, President

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Attest:                                   MASON STREET ADVISORS, LLC


/s/ ROBERT J. BERDAN                      By /s/ MARK G. DOLL
--------------------------------------       -----------------------------------
Robert J. Berdan, Secretary               Mark G. Doll, President


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INVESTMENT ADVISORY FEE SCHEDULE

     Each Portfolio shall pay to the Manager compensation at the annual rate of the percentage of the current value of the net assets of the Portfolio as set forth below:

Index 500 Stock Portfolio                               0.20%
Index 400 Stock Portfolio                               0.25%
Select Bond, Money Market and Balanced Portfolios       0.30%
T. Rowe Price Small Cap Value Portfolio                 0.85%
AllianceBernstein Mid Cap Value Portfolio               0.85%

                           First $50     Next $50      Excess over
       Portfolio            Million       Million     $100 Million
-----------------------    ----------    ---------    -------------
Large Cap Core Stock             0.60%        0.50%            0.40%
Growth Stock                     0.60%        0.50%            0.40%
Small Cap Growth Stock           0.80%        0.65%            0.50%
Aggressive Growth Stock          0.80%        0.65%            0.50%
High Yield Bond                  0.60%        0.50%            0.40%
Franklin Templeton
 International Equity            0.85%        0.65%            0.65%

                           First $100    Next $150     Excess over
       Portfolio            Million       Million     $250 Million
-----------------------    ----------    ---------    -------------
Capital Guardian
 Domestic Equity                 0.65%        0.55%            0.50%
International Growth             0.75%        0.65%            0.55%
Asset Allocation                 0.60%        0.50%            0.40%

                                          Excess
                                           over
                           First $500      $500
       Portfolio            Million       Million
-----------------------    ----------    ---------
T. Rowe Price Equity
 Income Portfolio                0.65%        0.60%

                           First $100    Next $400     Excess over
       Portfolio            Million       Million     $500 Million
-----------------------    ----------    ---------    -------------
Janus Capital
 Appreciation Portfolio          0.80%        0.75%            0.70%

HOL03 197963

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